                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                             VITAMINSHOPPE.COM, INC.

                                       and

                         VITAMIN SHOPPE INDUSTRIES INC.





                          Dated as of January 12, 2001

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                                TABLE OF CONTENTS

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                                                ARTICLE I
THE MERGER.......................................................................................................2
         Section 1.1.  THE MERGER................................................................................2
         Section 1.2.  EFFECTIVE TIME............................................................................2
         Section 1.3.  EFFECTS OF THE MERGER.....................................................................2
         Section 1.4.  CERTIFICATE OF INCORPORATION AND BY-LAWS
                  OF THE SURVIVING CORPORATION...................................................................2
         Section 1.5.  DIRECTORS.................................................................................2
         Section 1.6.  OFFICERS..................................................................................3
         Section 1.7.  CONVERSION OF CLASS A SHARES..............................................................3
         Section 1.8.  CANCELLATION OF PARENT SHARES.............................................................3
         Section 1.9.  OPTIONS; STOCK PLANS......................................................................3
         Section 1.10.  STOCKHOLDERS' MEETING....................................................................3

                                                ARTICLE II

DISSENTING SHARES; PAYMENT FOR CLASS A SHARES....................................................................5
         Section 2.1.  DISSENTING SHARES.........................................................................5
         Section 2.2.  PAYMENT FOR CLASS A SHARES................................................................5

                                               ARTICLE III

REPRESENTATIONS AND WARRANTIES...................................................................................7
         Section 3.1.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................................7
                  (a)      ORGANIZATION, GOOD STANDING AND QUALIFICATION.........................................7
                  (b)      CAPITAL STRUCTURE.....................................................................8
                  (c)      CORPORATE AUTHORITY; APPROVAL AND FAIRNESS............................................9
                  (d)      GOVERNMENTAL FILINGS; NO VIOLATIONS...................................................9
                  (e)      COMPANY REPORTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.......................10
                  (f)      ABSENCE OF CERTAIN CHANGES...........................................................11
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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                  (g)      PROXY STATEMENT......................................................................11
                  (h)      LITIGATION AND LIABILITIES; NO DEFAULT...............................................11
                  (i)      EMPLOYEE BENEFITS....................................................................12
                  (j)      LABOR MATTERS........................................................................13
                  (k)      COMPLIANCE WITH APPLICABLE LAWS; PERMITS.............................................13
                  (l)      TAKEOVER STATUTES....................................................................14
                  (m)      TAXES................................................................................14
                  (n)      INTELLECTUAL PROPERTY................................................................15
                  (o)      BROKERS AND FINDERS..................................................................16
                  (p)      MATERIAL CONTRACTS...................................................................16
                  (q)      AFFILIATE TRANSACTIONS...............................................................16
                  (r)      INSURANCE............................................................................16
         Section 3.2.  REPRESENTATIONS AND WARRANTIES OF PARENT.................................................17
                  (a)      ORGANIZATION, GOOD STANDING AND QUALIFICATION........................................17
                  (b)      CORPORATE AUTHORITY; APPROVAL........................................................17
                  (c)      GOVERNMENTAL FILINGS; NO VIOLATIONS..................................................17
                  (d)      PROXY STATEMENT......................................................................18
                  (e)      BROKERS AND FINDERS..................................................................18
                  (f)      MERGER CONSIDERATION.................................................................18

                                                ARTICLE IV

COVENANTS.......................................................................................................18
         Section 4.1.  COMPANY INTERIM OPERATIONS...............................................................18
         Section 4.2.  PARENT INTERIM OPERATIONS................................................................20
         Section 4.3.  ACQUISITION PROPOSALS....................................................................20
         Section 4.4.  FILINGS; OTHER ACTIONS; NOTIFICATION.....................................................21
         Section 4.5.  ACCESS...................................................................................22
         Section 4.6.  PUBLICITY; COMMUNICATIONS................................................................22
         Section 4.7.  BENEFITS.................................................................................23
                  (a)      OPTIONS..............................................................................23
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                                      iii

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                                TABLE OF CONTENTS
                                   (CONTINUED)

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                  (b)      EMPLOYEE BENEFITS....................................................................23
         Section 4.8.  EXPENSES.................................................................................23
         Section 4.9.  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE......................................24
         Section 4.10. TAKEOVER STATUTE.........................................................................24
         Section 4.11. EXEMPTION FROM LIABILITY UNDER SECTION 16(B).............................................24
         Section 4.12. TRANSFER TAXES...........................................................................25

                                                ARTICLE V

CONDITIONS......................................................................................................25
         Section 5.1.  CONDITIONS TO EACH PARTY'S OBLIGATION
                  TO EFFECT THE MERGER..........................................................................25
                  (a)      STOCKHOLDER APPROVAL.................................................................25
                  (b)      INJUNCTION OR RESTRAINT..............................................................25
         Section 5.2.  FRUSTRATION OF CLOSING CONDITIONS........................................................25
         Section 5.3.  CONDITIONS TO PARENT'S PERFORMANCE.......................................................25
                  (a)      TERMINATION MATERIAL ADVERSE EFFECT..................................................25
                  (b)      CONSENTS AND APPROVALS...............................................................26

                                                ARTICLE VI

TERMINATION.....................................................................................................26
         Section 6.1.  TERMINATION BY MUTUAL CONSENT............................................................26
         Section 6.2.  TERMINATION BY EITHER PARENT OR THE COMPANY..............................................26
         Section 6.3.  EFFECT OF TERMINATION AND ABANDONMENT....................................................27
         Section 6.4.  TERMINATION DECISIONS BY THE COMPANY.....................................................27

                                               ARTICLE VII

MISCELLANEOUS...................................................................................................28
         Section 7.1.  SURVIVAL.................................................................................28
         Section 7.2.  MODIFICATION OR AMENDMENT................................................................28
         Section 7.3.  WAIVER OF CONDITIONS.....................................................................28
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                                       iv

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                                TABLE OF CONTENTS
                                   (CONTINUED)

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         Section 7.4.  COUNTERPARTS.............................................................................28
         Section 7.5.  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL............................................28
         Section 7.6.  NOTICES..................................................................................29
         Section 7.7.  ENTIRE AGREEMENT; NO OTHER REPRESENTATIONS...............................................30
         Section 7.8.  NO THIRD PARTY BENEFICIARIES.............................................................30
         Section 7.9.  INTERPRETATION...........................................................................30
         Section 7.10. ASSIGNMENT...............................................................................31
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


                             INDEX OF DEFINED TERMS


                                                                         PAGE
                                                                         ----
ACQUISITION PROPOSAL.......................................................20
AGREEMENT...................................................................1
APPLICABLE LAWS............................................................14
BANKRUPTCY AND EQUITY EXCEPTION.............................................9
CERTIFICATE OF MERGER.......................................................2
CERTIFICATES................................................................5
CLASS A SHARES..............................................................1
CLASS B SHARES..............................................................1
CODE........................................................................2
COMMON SHARES...............................................................8
COMPANY.....................................................................1
COMPANY BOARD...............................................................1
COMPANY DISCLOSURE LETTER...................................................7
COMPANY EMPLOYEES..........................................................23
COMPANY INTELLECTUAL PROPERTY RIGHTS.......................................16
COMPANY MATERIAL ADVERSE EFFECT.............................................8
COMPANY OPTION..............................................................8
COMPANY REPORTS............................................................10
COMPANY REQUISITE VOTE......................................................9
COMPENSATION AND BENEFIT PLANS.............................................12
CONTRACT...................................................................16
CONTRACTS..................................................................16
CURRENT PREMIUM............................................................24
D&O INSURANCE..............................................................24
DGCL........................................................................1
DISSENTING SHARES...........................................................5
EFFECTIVE TIME..............................................................2
ERISA......................................................................12
ERISA AFFILIATE............................................................12
EXCHANGE ACT...............................................................10
FAIRNESS OPINION............................................................1
FINANCIAL ADVISOR...........................................................1
GAAP.......................................................................10
GOVERNMENTAL ENTITY.........................................................9
INDEMNIFIED PARTIES........................................................23
INSURANCE POLICIES.........................................................17
INTELLECTUAL PROPERTY......................................................16
MATERIAL CONTRACTS.........................................................16
MERGER......................................................................1
MERGER CONSIDERATION........................................................1
MULTIEMPLOYER PLAN.........................................................12
NASD........................................................................9

                             INDEX OF DEFINED TERMS
                                   (CONTINUED)

                                                                         PAGE
                                                                         ----
NEW PLANS..................................................................23
NYBCL.......................................................................1
OLD PLANS..................................................................23
OPTION PLANS................................................................8
ORDER......................................................................25
PARENT......................................................................1
PARENT DISCLOSURE LETTER...................................................17
PARENT INTELLECTUAL PROPERTY RIGHTS........................................16
PAYING AGENT................................................................5
PERSON......................................................................6
PROXY STATEMENT.............................................................4
REPRESENTATIVES............................................................20
SCHEDULE 13E-3..............................................................4
SEC.........................................................................4
SECURITIES ACT.............................................................10
SPECIAL COMMITTEE...........................................................1
SPECIAL MEETING.............................................................3
STAND-ALONE OPTIONS.........................................................8
STOCK PLANS.................................................................8
SUPERIOR ACQUISITION PROPOSAL..............................................21
SURVIVING CORPORATION.......................................................2
TAKEOVER STATUTE...........................................................14
TAX........................................................................15
TAX RETURN.................................................................15
TAXABLE....................................................................15
TAXES......................................................................15
TERMINATION DATE...........................................................26
TERMINATION MATERIAL ADVERSE EFFECT........................................25
THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS...................................16
TRANSFER TAXES.............................................................24
VOTING DEBT.................................................................9
WARN.......................................................................13
WARRANTS....................................................................8

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of January 12, 2001, by and between VitaminShoppe.com, Inc., a Delaware corporation (the "COMPANY"), and Vitamin Shoppe Industries Inc., a New York corporation ("PARENT").

                                    RECITALS

                  WHEREAS, Parent owns all of the issued and outstanding shares of Class B Common Stock, par value $0.01 per share, of the Company (the "CLASS B SHARES");

                  WHEREAS, Parent desires to acquire all of the issued and outstanding shares of Class A Common Stock, par value $0.01 per share, of the Company (the "CLASS A SHARES"), pursuant to a merger (the "MERGER") of the Company with and into Parent, with Parent being the surviving corporation, in accordance with the Delaware General Corporation Law ("DGCL") and the New York Business Corporation Law ("NYBCL");

                  WHEREAS, pursuant to the Merger each issued and outstanding Class A Share will be converted into the right to receive $1.00 per Class A Share (the "MERGER CONSIDERATION"), upon the terms and subject to the conditions provided herein;

                  WHEREAS, the Company and Parent desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

                  WHEREAS, the Board of Directors of the Company (the "COMPANY BOARD") has received the opinion of Houlihan Lokey Howard & Zukin Capital (the "FINANCIAL ADVISOR"), to the effect that, based on, and subject to, the various assumptions and qualifications set forth in such opinion, as of the date of such opinion, the Merger Consideration to be received by the holders of the Class A Shares in the Merger is fair from a financial point of view to such holders (the "FAIRNESS OPINION"); and

                  WHEREAS, the Company Board, after receiving the recommendation of the special committee of the Company Board comprised of directors that are not affiliated with the Parent (the "SPECIAL COMMITTEE"), has approved this Agreement and the Merger, determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company's stockholders (other than Parent) and adopted the plan of merger set forth herein;

                  WHEREAS, the Board of Directors of Parent has approved this Agreement and the Merger, determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the best interests of Parent and adopted the plan of merger set forth herein;

                  NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

         Section 1.1 THE MERGER. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the DGCL and the NYBCL, at the Effective Time (as defined below) the Company shall be merged with and into Parent. Following the Merger, the separate corporate existence of the Company shall cease, and Parent shall continue as the surviving corporation (the "SURVIVING CORPORATION"). For federal income tax purposes, the Merger shall be treated as a reorganization described in Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and any successor thereto (the "CODE").

         Section 1.2 EFFECTIVE TIME. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article V, the Company and Parent shall cause a certificate of merger (the "CERTIFICATE OF MERGER") to be executed, verified and filed with, and delivered to the Secretary of State of the State of New York and the Secretary of State of the State of Delaware, and the parties shall take such other and further actions as may be required by Applicable Law to make the Merger effective. The Merger shall become effective at the later of the time the Certificate of Merger is duly filed with the Secretary of State of the State of New York and the time the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties hereto and as specified in the Certificate of Merger (the "EFFECTIVE TIME"). Prior to the filing referred to in this Section 1.2, the closing will be held at the offices of Paul, Hastings, Janofsky & Walker LLP, 399 Park Avenue, New York, New York 10022 (or such other place as the parties may agree) for the purpose of confirming all of the foregoing.

         Section 1.3 EFFECTS OF THE MERGER. From and after the Effective Time, the Merger shall have the effects set forth in the NYBCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Parent shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Parent shall become the debts, liabilities and duties of the Surviving Corporation.

         Section 1.4 CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION.

         (a) The certificate of incorporation of Parent as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and Applicable Law.

         (b) The by-laws of Parent in effect at the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with the provisions thereof, the certificate of incorporation and Applicable Law.

         Section 1.5. DIRECTORS. The directors of Parent immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

         Section 1.6. OFFICERS. The officers of Parent immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

         Section 1.7. CONVERSION OF CLASS A SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Class A Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined herein)), shall by virtue of the Merger be canceled and retired and shall be converted into the right to receive, pursuant to Section 2.2, the Merger Consideration, payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Class A Share or any replacement certificates representing such Class A Shares as may be obtained from the transfer agent of the Company.

         Section 1.8. CANCELLATION OF PARENT SHARES. At the Effective Time all of the Common Shares (as defined herein) held by Parent shall be cancelled and retired.

         Section 1.9. OPTIONS; STOCK PLANS.

         (a) Prior to the Merger, the Company Board (or, if appropriate any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to accelerate the vesting of all Company Options (as defined below) and to provide for the cancellation, effective at the Effective Time, of all the outstanding Company Options. Such cancellation shall occur without any payment therefor.

         (b) The Company shall take all actions necessary to provide that, effective as of the Effective Time, (i) the Option Plans and the Stand-Alone Options shall be terminated, and (ii) no holder of Company Options or Warrants (as defined below) will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon the exercise of any Company Option or Warrant.

         Section 1.10. STOCKHOLDERS' MEETING.

         (a) As required by Applicable Law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with Applicable Law, and provided that this Agreement shall not have been terminated:

             (i) as soon as practicable after the SEC (as defined below) notifies the company that it does not have any other comments to the Company's Proxy Statement (as defined below), duly call, give notice of, convene and hold a special meeting of the Company stockholders (the "SPECIAL MEETING") to be held twenty (20) days after notice thereof is given to the Company's stockholders for the purpose of considering and taking action upon this Agreement;

             (ii) together with Parent, prepare and file with the Securities and Exchange Commission ("SEC") a preliminary proxy statement on Schedule 14A (together with any amendments or supplements thereto, the "PROXY STATEMENT") soliciting Company stockholder approval of the Merger and this Agreement, and use reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with each other, to respond as soon as practicable to any comments made by the SEC with respect to the preliminary Proxy Statement and cause a definitive Proxy Statement, which the parties agree shall comply as to form in all material respects with all Applicable Law, to be mailed to its stockholders at the earliest practicable date following the date hereof;

             (iii) together with Parent, prepare and file with the SEC a
Schedule 13E-3 (together with all amendments thereto, the "SCHEDULE 13E-3"), and use reasonable best efforts to obtain and furnish the information and exhibits required to be included by the SEC in the Schedule 13E-3 and, after consultation with each other, to make any amendment reporting material changes in the information set forth in the Schedule 13E-3 previously filed and to make a final amendment to the Schedule 13E-3 reporting promptly the results of the Merger, which the parties agree shall comply as to form in all material respects with all Applicable Law, to be mailed to the SEC at the earliest practicable date following the date hereof; and

             (iv) include in the Proxy Statement (x) the recommendation of the Special Committee to the Company Board that the Merger is fair to, advisable and in the best interests of the Company's stockholders (other than Parent) and that the Company Board recommend that the stockholders of the Company vote in favor of the approval of the Merger and of this Agreement (y) subject to Section 4.3, the recommendation of the Company Board that the Merger is fair to, advisable and in the best interests of the Company's stockholders (other than Parent) and that the stockholders of the Company vote in favor of the approval of the Merger and of this Agreement; and (z) the Fairness Opinion. The Company represents that, prior to the execution hereof, the Financial Advisor has delivered to the Company Board the Fairness Opinion. The Company further represents and warrants that it has been authorized by the Financial Advisor to reproduce the written Fairness Opinion in full (and only in full), and may also include references to the Fairness Opinion and to the Financial Advisor and its relationship with the Company (in each case in form and substance as the Financial Advisor shall reasonably approve in advance), in any Proxy Statement relating to the transactions contemplated hereby that the Company is required to file or distribute to its stockholders under the Exchange Act or other Applicable Law. Each of the Company and Parent further represents and warrants that it will file such other documentation and take such other actions as are required by Applicable Law to effect the purposes of this Agreement.

         (b) Parent agrees that it (i) will attend the Special Meeting, in person or by proxy, (ii) will vote, or cause to be voted, all Common Shares then owned by it in favor of the approval of the Merger and of this Agreement, (iii) will not sell or transfer, or enter into any agreement to sell or transfer, directly or indirectly, prior to the Effective Time, the Common Shares owned by it as of the date hereof.

         (c) Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3, Parent or the Company, as the case may be, shall promptly inform the other of each such occurrence and cooperate in the filing with the SEC and/or mailing to the Company stockholders of such amendment or supplement. Each of the parties agrees that the information provided by it for inclusion in the Proxy Statement or Schedule 13E-3, and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Special Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any information pertaining to one of the parties or, to such party's knowledge, any of its affiliates or its officers or directors, contained in or omitted from the Proxy Statement or Schedule 13E-3 makes statements contained therein materially false or misleading, such party shall promptly so advise the other parties and provide such other parties with the information necessary to make the statements contained therein not false or misleading. In the event of such advice being given pursuant to the preceding sentence, the Company and Parent shall cooperate to file promptly with the SEC (after reasonable opportunity for Parent and the Company to review and comment thereon) any required amendments or supplements to the Proxy Statement or Schedule 13E-3 and, to the extent required by Applicable Law, disseminate such amendments or supplements to the Company stockholders.

                                   ARTICLE II

                  DISSENTING SHARES; PAYMENT FOR CLASS A SHARES

         Section 2.1. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Class A Shares outstanding immediately prior to the Effective Time that are held by stockholders (i) who shall have neither voted for approval and adoption of this Agreement and the Merger and (ii) who shall be entitled to and who shall have demanded properly in writing appraisal for such Class A Shares in accordance with Section 262 of the DGCL ("DISSENTING SHARES"), shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such Class A Shares fails to perfect, withdraws or otherwise loses such holder's right to appraisal. If a holder of Dissenting Shares shall withdraw (in accordance with Section 262(k) of the DGCL) his or her demand for such appraisal or shall become ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Class A Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration, without interest thereon. The Company shall give Parent prompt notice of any written demands for appraisal received by the Company and the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or offer to settle or settle, or otherwise negotiate, any such demands.

         Section 2.2. PAYMENT FOR CLASS A SHARES.

         (a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent (the "PAYING AGENT") in effecting the payment of the Merger Consideration in respect of certificates that, immediately prior to the Effective Time, represent Class A Shares (the "CERTIFICATES") entitled to payment of the Merger Consideration pursuant to Section 1.7. At the Effective Time, Parent shall deposit, or cause to be deposited, in trust with the Paying Agent, upon terms (including as to the release of such funds to holders of Class A Shares) reasonably acceptable to the Company, the aggregate Merger Consideration to which holders of Class A Shares shall be entitled at the Effective Time pursuant to Section 1.7.

         (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Certificates a form of letter of transmittal, acceptable to Parent in its sole discretion, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof. Upon the surrender of each such Certificate, together with a duly executed letter of transmittal and any other required documents, including without limitation, a Form W-9, the Paying Agent shall, as soon as practicable, pay the holder of such Certificate an amount equal to the product of (x) the Merger Consideration multiplied by (y) the number of Class A Shares formerly represented by such Certificate, in consideration therefor, and such Certificate shall forthwith be canceled. Until so surrendered, each such Certificate (other than Certificates representing Class A Shares held by Parent, in the treasury of the Company or Dissenting Shares) shall represent solely the right to receive the aggregate Merger Consideration relating thereto. No interest or dividends shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any individual, corporation, trust, association, unincorporated association, estate, partnership, joint venture, limited liability company, Governmental Entity (as defined in Section 3.1(d)) or other legal entity (each, a "PERSON"), other than the Person in whose name the Certificate surrendered is registered, it shall be a condition to such right to receive such Merger Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer, that the signatures on the Certificate shall be properly guaranteed, and that the Person surrendering such Class A Shares shall pay to the Paying Agent any transfer or other Taxes (as defined herein) required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such Taxes have been paid or are not applicable. In the event any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall be required to pay the full Merger Consideration in respect of any Class A Shares represented by such Certificate; however, Parent may require the owner of such lost, stolen or destroyed Certificate to execute and deliver to the Paying Agent a form of affidavit claiming such Certificate to be lost, stolen or destroyed in form and substance reasonably satisfactory to Parent, and the posting by such owner of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against Parent or the Paying Agent.

         (c) Promptly following the date which is 120 days after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions contemplated hereby, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar Applicable Law) receive in consideration therefor the aggregate Merger Consideration relating thereto, without any interest or dividends thereon, except as required under Applicable Law. Notwithstanding the foregoing, none of Parent, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law. If any

Certificates shall not have been surrendered immediately prior to such date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity, the cash payment in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

         (d) Immediately prior to the Effective Time, the stock transfer books of the Company shall be closed, and, after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Class A Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and canceled in return for the payment of the aggregate Merger Consideration relating thereto, as provided in this Article II.

         (e) From and after the Effective Time, the holders of Certificates evidencing ownership of Class A Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Class A Shares except as otherwise provided herein or by Applicable Law. Such holders shall have no rights, after the Effective Time, with respect to such Class A Shares except to surrender such Certificates in exchange for the Merger Consideration pursuant to this Agreement or to perfect any rights of appraisal as a holder of Dissenting Shares that such holders may have pursuant to Section 262 of the DGCL.

         (f) Each of Parent, the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Class A Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, Surviving Corporation or Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Class A Shares in respect of which such deduction and withholding was made by Parent, Surviving Corporation or Paying Agent, as the case may be.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         Section 3.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the disclosure letter delivered to Parent by the Company on or prior to entering into this Agreement (the "COMPANY DISCLOSURE LETTER") or the Company Reports (as defined below), the Company hereby represents and warrants to Parent that:

         (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent complete and correct copies of the Company's charter and bylaws, each as amended to date. The Company's charter and bylaws made available are in full force and effect. The Company does not own equity securities of any other entity.

         As used in this Agreement, the term "COMPANY MATERIAL ADVERSE EFFECT" means any change, effect, event, occurrence, state of facts or development that is materially adverse to the business, financial condition or results of operations of the Company; PROVIDED, HOWEVER, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change in the market price or trading volume of Company's stock after the date hereof, or (b) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement or pendency of the Merger.

         (b) CAPITAL STRUCTURE. (i) The authorized stock of the Company consists of (A) 5,000,000 shares of Series A Preferred Stock, $.01 par value, none of which were outstanding as of the date hereof, (B) 30,000,000 shares of Class A Common Stock, $.01 par value, 7,277,574 of which were outstanding as of the date hereof and (C) 15,000,000 shares of Class B Common Stock, $.01 par value (the Class A Common Stock and the Class B Common Stock are collectively referred to herein as the "COMMON SHARES"), 13,081,500 of which were outstanding as of the date hereof. All of the outstanding Common Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no commitments to issue or deliver Common Shares except that, as of December 31, 2000, there were 1,840,000 shares of Class A Common Stock reserved for issuance pursuant to the Amended and Restated Stock Option Plan for Employees of the Company effective as of July 1, 1999 and amended and restated as of March 16, 2000 and the Amended and Restated Stock Option Plan for Non-Employee Directors of the Company effective as of August 1, 1999 and amended and restated as of March 16, 2000 (jointly, the "OPTION Plans"), and the Stand-Alone Option Plans (the "STAND-ALONE OPTIONS") identified in Section 3.1(b) of the Company Disclosure Letter (the Stand-Alone Options, together with the Option Plans, the "STOCK PLANS"), and except for shares issuable pursuant to outstanding warrants (the "WARRANTS"). Section 3.1(b) of the Company Disclosure Letter contains a correct and complete list of the Warrants, each outstanding option to purchase Common Shares under the Stock Plans (each a "COMPANY OPTION"), including the holder, date of grant, exercise price and number of Common Shares subject thereto. Except as set forth above, there are no Common Shares authorized, reserved, issued or outstanding and there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, registration rights, convertible securities or other agreements, arrangements or commitments of any character relating to the issued or unissued share capital or other ownership interest of the Company or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("VOTING DEBT").

             (ii) The Company does not own, hold or control securities or other interests of any corporation, limited liability company or other entity, which would permit the Company to elect a majority of such entity's board of directors or similar governing body, or otherwise direct the business and policies of such entity.

         (c) CORPORATE AUTHORITY; APPROVAL AND FAIRNESS.

             (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only, if required by Applicable Law, to approval of the Merger by the holders of a majority of the outstanding Common Shares entitled to vote on the Merger (the "COMPANY REQUISITE VOTE"). This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "BANKRUPTCY AND EQUITY EXCEPTION").

             (ii) The Company Board (A) has duly adopted the plan of merger set forth herein and approved this Agreement and the other transactions contemplated hereby, (B) has declared that the Merger and this Agreement and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company's stockholders (other than Parent), and (C) has received the Fairness Opinion.

             (iii) The Company Requisite Vote is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger. No other vote or consent of the stockholders of the Company is required by law, the certificate of incorporation or bylaws of the Company or otherwise in order for the Company to adopt this Agreement or to approve the transactions contemplated hereby, including the Merger.

         (d) GOVERNMENTAL FILINGS; NO VIOLATIONS.

             (i) Other than the filings and/or notices (A) pursuant to Section
1.2 or as set forth in Section 3.1(d) of the Company Disclosure Letter, (B) the Exchange Act (C) to comply with state securities or "blue-sky" laws, and (D) required to be made with the National Association of Securities Dealers, Inc. ("NASD") and other applicable self-regulatory organizations, no material filings, reports or notices are required to be made by the Company with, nor are any material consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity ("GOVERNMENTAL ENTITY"), for the valid execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby.

             (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the charter or bylaws of the Company, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company (with or without notice, lapse of time or both) pursuant to, any Material Contract binding upon the Company (provided, as to consummation, the filings, reports and notices are made, and approvals are obtained, as referred to in Section 3.1(d)(i)) or any Applicable Law or governmental or non-governmental permit, registration, authorization or license to which the Company is subject, or (C) any material change in the rights or obligations of any party under any Material Contract, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Section 3.1(d) of the Company Disclosure Letter sets forth a correct and complete list of all Material Contracts (as defined below) of the Company pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

         (e) COMPANY REPORTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

             (i) The Company has filed all required forms, reports and documents with the SEC under the Securities Act of 1933, as amended (the "SECURITIES ACT") and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). The Company has delivered or made available to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 1999, including the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, in the forms (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed with the SEC subsequent to the date hereof, the "COMPANY REPORTS"). As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the financial position of the Company as of its date and each of the consolidated statements of income and of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with accounting principles generally accepted in the United States ("GAAP") consistently applied during the periods involved, except as may be noted therein.

             (ii) As of the date hereof, the Company does not have any liability in excess of $50,000 of the type required to be disclosed on a financial statement prepared in accordance with GAAP without regard to materiality.

         (f) ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Company Reports filed prior to the date hereof, since September 30, 2000 the Company has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practice and there has not been (i) any change in the financial condition, operations, properties, business or results of operations of the Company or any development or combination of developments, that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company, whether or not covered by insurance, except for such damage, destruction or other casualty loss which, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect; (iii) any material change by the Company in Tax or accounting principles, practices or methods other than as required by GAAP or Applicable Law or as disclosed in the Company Reports filed prior to the date hereof; or
(iv) any declaration, setting aside or payment of any dividend or other distribution in respect of the stock of the Company. Since September 30, 2000, except as provided for herein or as disclosed in the Company Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that would become payable by the Company to officers or key employees of the Company or any amendment of any of the Compensation and Benefit Plans (as defined in Section 3.1(i)) other than increases or amendments in the ordinary course consistent with past practice.

         (g) PROXY STATEMENT. None of the information supplied by the Company in writing for inclusion in the Proxy Statement, Schedule 13E-3 or other filings with the SEC required to effectuate the transactions contemplated by this Agreement will, at the respective times that the Proxy Statement, Schedule 13E-3 or such other filings are filed with the SEC and are first published or sent or given to holders of Common Shares, and in the case of the Proxy Statement, at the time that it or any amendment or supplement thereto is mailed to the Company's stockholders, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (h) LITIGATION AND LIABILITIES; NO DEFAULT. Except as disclosed in the Company Reports filed prior to the date hereof, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations, inquiries or proceedings pending or, to the knowledge of the Company, threatened in writing against the Company, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Except as disclosed in Section 3.1(h) of the Company Disclosure Letter, the Company is not in default or violation (and no event has occurred which with or without due notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of its Certificate of Incorporation or By-laws or any order, decree, law, statute or regulation applicable to the Company except for violations, breaches which would not reasonably be expected to have a Company Material Adverse Effect.

         (i) EMPLOYEE BENEFITS. Except in each case, as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect:

             (i) A copy of each material bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health, welfare, fringe benefits or other plan, or agreement that covers employees, directors, former employees or former directors of the Company with respect to service for the Company (the "COMPENSATION AND BENEFIT PLANS") and any trust agreement or insurance contract forming a part of any such Compensation and Benefit Plan has been made available to Parent prior to the date hereof. The Compensation and Benefit Plans are listed in Section 3.1(i) of the Company Disclosure Letter.

             (ii) All Compensation and Benefit Plans are in substantial compliance with all Applicable Laws, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any regulations and rules promulgated thereunder. There is no pending or, to the knowledge of the Company, threatened legal action, suit, claim or governmental investigation relating to any of the Compensation and Benefit Plans, other than claims for benefits in the ordinary course. The Company has not engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would be reasonably likely to subject the Company to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

             (iii) None of the Compensation and Benefit Plans is subject to Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code. None of the Company nor any of its respective ERISA Affiliates (as defined below) has, at any time during the last six years, (i) contributed to or been obligated to contribute to any "Multiemployer Plan" within the meaning of Section 4001(a)(3) of ERISA (a "MULTIEMPLOYER PLAN"), or (ii) incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full. "ERISA AFFILIATE" means, with respect to the Company, any entity, trade or business, that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company, or that is a member of the same "Controlled Group" as the Company pursuant to Section 4001(a)(14) of ERISA.

             (iv) All material contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof have been made or have been reflected on the Company's most recent financial statements.

             (v) The Company does not have any obligations for retiree health and life benefits under any Compensation and Benefit Plan, other than benefits mandated under Section 4980B of the Code or by other Applicable Law, or pursuant to individual agreements.

             (vi) The consummation of the Merger and the other transactions contemplated by this Agreement (including as a result of any termination of employment in connection therewith) will not (A) entitle any employee, consultant or director of the Company to any payment (including severance pay or similar compensation) or any increase in compensation, (B) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans, or (C) result in any payment becoming due by Parent or the Company that would be subject to Sections 162(m), 280G or 4999 of the Code.

         (j) LABOR MATTERS. Except, in each case, as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect:

             (i) The Company is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company nor are any such employees represented by any labor organization. No labor organization or group of employees of the Company has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company's knowledge, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities involving the Company pending with any labor organization or group of employees of the Company.

             (ii) There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the Company's knowledge, threatened in writing against or involving the Company. There are no unfair labor practice charges, grievances or complaints pending or, to the Company's knowledge, threatened in writing by or on behalf of any employee or group of employees of the Company.

             (iii) There are no complaints, charges or claims against the Company pending with any public or governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Company, of any individual.

             (iv) The Company is in compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance.

             (v) There has been no "mass layoff" or "plant closing" as defined by WARN with respect to the Company within the six (6) months prior to this Agreement.

         (k) COMPLIANCE WITH APPLICABLE LAWS; PERMITS. Except in each case as is not, individually or in the aggregate, likely to have a Company Material Adverse
Effect:

             (i) the business of the Company has been and is being conducted in compliance in all material respects with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees, arbitration awards, agency requirements, licenses and permits of any Governmental Entity ("APPLICABLE LAWS");

             (ii) all of the material permits, licenses, certificates of authority, orders and approvals of the Company required to permit the Company to conduct its business as presently conducted are in full force and effect and are current and, to the Company's knowledge, no suspension or cancellation of any of them is threatened or is reasonably likely;

             (iii) the Company has not received, since December, 1999, any notification or communication in writing, from any Governmental Entity (A) threatening to revoke or condition the continuation of any material license, franchise, permit, or governmental authorization or (B) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on similarly regulated persons and entities generally); and

             (iv) to the Company's knowledge, no material change is required in the Company's processes, properties or procedures in connection with any Applicable Laws, and the Company has not received any written notice or communication of any material noncompliance with any such Applicable Law that has not been cured as of the date hereof.

         (l) TAKEOVER STATUTES. No restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation (each, a "TAKEOVER STATUTE") (including Section 203 of the DGCL) or any restrictive provision of any applicable anti-takeover provision in the Company's charter and bylaws is, or at the Effective Time will be, applicable to the Company, the Common Shares, the Merger, or the other transactions contemplated by this Agreement.

         (m) TAXES. (i) The Company (A) has or will have filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below), except for any consolidated Tax Returns filed by Parent, and all Tax Returns filed by the Company are or will be complete and accurate in all material respects except for Taxes properly and adequately reserved for on its financial statements in accordance with GAAP; (B) has timely paid all Taxes due and payable by it; (C) has withheld from amounts owing to any employee, creditor or other person all Taxes required by Applicable Law to be withheld and has paid over to the proper governmental authority all such withheld amounts to the extent due and payable, except where the failure to file such Tax Returns or pay or withhold such Taxes or the failure of such Tax Returns to be complete and accurate in all material respects would not be reasonably likely to have a Company Material Adverse Effect and (D) has provided Parent with true and correct information with respect to any consolidated Tax Returns filed by Parent;

             (ii) as of the date hereof, there are not pending or threatened in writing any audits, examinations, investigations, litigation, or other proceedings in respect of income Taxes of the Company;

             (iii) as of the date hereof, no deficiencies for any income Taxes have been proposed, asserted or assessed against the Company, which have not been fully paid or adequately provided for in the appropriate financial statements of the Company;

             (iv) as of the date hereof, no waivers or comparable consents of the time to assess any income Taxes are outstanding, and no power of attorney granted by the Company with respect to any income Taxes is currently in force;

             (v) as of the date hereof, the Company has not agreed to and is not required to make any adjustments under, Section 481(a) of the Code, and is not a party to any Tax allocation, Tax sharing agreement, any closing agreement or similar agreement with any Taxing authority in respect of income Taxes; and

             (vi) as used in this Agreement, (i) the term "TAX" (including, with correlative meaning, the terms "TAXES", and "TAXABLE") includes all federal, state, local and foreign income, profits, premium, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or governmental levies of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "TAX RETURN" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

         (n) INTELLECTUAL PROPERTY.

             (i) Except (A) as disclosed in Company Reports filed prior to the date hereof, (B) with respect to the Parent Intellectual Property Rights (as defined herein) or (C) as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, to the knowledge of the Company, there are no valid grounds for any bona fide claims (1) to the effect that the distribution, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company, infringes on any copyright, patent, trademark, trade name, service mark or trade secret; (2) against the use by the Company of any Intellectual Property used in the business of the Company as currently conducted or as proposed to be conducted; (3) challenging the ownership, validity or enforceability of any of the Company Intellectual Property Rights or other trade secret material to the Company; or
(4) challenging the license or legally enforceable right to use of Third-Party Intellectual Property Rights (as defined herein) by the Company.

             (ii) Except as disclosed in Company Reports filed prior to the date hereof, the Company has not received any written claims (A) to the effect that the distribution, sale, licensing or use of any product using the Parent Intellectual Property Rights as now used, sold or licensed or proposed for use, sale or license by the Company, infringes on any copyright, patent, trademark, trade name, service mark or trade secret, (B) challenging the ownership, validity or enforceability of any of the Parent Intellectual Property Rights; or
(C) challenging the license or legally enforceable right to use of Parent Intellectual Property Rights by the Company.

             (iii) As used in this Agreement, the term (v) "INTELLECTUAL PROPERTY" means all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials; (x) "THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS" means any third-party patents, trademarks, trade names, service marks and copyrights; (y) "COMPANY INTELLECTUAL PROPERTY RIGHTS" means the patents, registered and material unregistered trademarks, trade names and service marks, registered copyrights, and any applications therefor owned by the Company, all of which are identified in Section 3.1(n) of the Company Disclosure Letter; and
(z) "PARENT INTELLECTUAL PROPERTY RIGHTS" means the patents, registered and material unregistered trademarks, trade names and service marks, registered copyrights, and any applications therefor owned by Parent.

         (o) BROKERS AND FINDERS. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated in this Agreement, except for Houlihan Lokey Howard & Zukin Financial Advisors, Inc. and Paine Webber Incorporated.

         (p) MATERIAL CONTRACTS. All agreements, leases, contracts, notes, mortgages, indentures, arrangements or other obligations, whether written or oral ("CONTRACTS" and individually, a "CONTRACT") of the Company (other than intercompany agreements) that are required to be described in the Company Reports or to be filed as exhibits thereto are described in the Company Reports or filed as exhibits thereto, respectively, and are in full force and effect. The Company has previously made available to Parent true and correct copies of all agreements evidencing material indebtedness (other than intercompany indebtedness) of the Company, in each case including all amendments thereto (together with the Contracts referred to in the first sentence of this paragraph
(p), all other Contracts (other than intercompany agreements) of the Company which would be required to be described in Company Reports entered into after the filing of the most recent Company Report and all other Contracts (other than intercompany agreements) of the Company which have an aggregate consideration of at least $50,000 or a term in excess of 6 months, the "MATERIAL CONTRACTS"). Neither the Company nor, to the knowledge of the Company, any other party is in breach of or in default under any Material Contract except for such breaches and defaults as are not, individually or in the aggregate, reasonably likely to create a liability in excess of $50,000.

         (q) AFFILIATE TRANSACTIONS. Except as disclosed in Section 3.1(q) of the Company Disclosure Letter or as described in the Company Reports filed prior to the date of this Agreement, (i) there are no material obligations or other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) between the Company, on the one hand, and any of its officers or directors or affiliates (other than Parent and any of its officers or directors or affiliates), on the other, (ii) no such officer, director or affiliate (other than Parent and any of its officers or directors or affiliates) provides or causes to be provided any material assets, services or facilities to the Company, (iii) the Company neither provides nor causes to be provided any material assets, services or facilities to any officer, director or affiliate (other than Parent and any of its officers or directors or affiliates) of the Company and (iv) the Company does not have any severance or similar arrangements with any of its officers, directors or employees.

         (r) INSURANCE. Section 3.1(r) of the Company Disclosure Letter sets forth all insurance policies ("INSURANCE POLICIES") maintained by the Company. To the Company's knowledge, all Insurance Policies are in full force and effect.

         Section 3.2. REPRESENTATIONS AND WARRANTIES OF PARENT. Except as set forth in the disclosure letter delivered to the Company by Parent on or prior to entering into this Agreement (the "PARENT DISCLOSURE LETTER"), Parent hereby represents and warrants to the Company that:

         (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, is not, individually or in the aggregate, reasonably likely to have a material adverse effect on Parent.

         (b) CORPORATE AUTHORITY; APPROVAL.

             (i) Parent has all requisite corporate power and authority and has taken all corporate action necessary (including the approval of its shareholders) in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement is a valid and binding agreement of Parent and enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

             (ii) The Board of Directors of Parent has duly adopted the plan of merger set forth herein and approved this Agreement and the other transactions contemplated hereby.

         (c) GOVERNMENTAL FILINGS; NO VIOLATIONS.

             (i) Other than the filings and/or notices (A) pursuant to Section 1.2, (B) under the Exchange Act, (C) to comply with state securities or "blue sky" laws, and (D) required to be made with the NASD, and other applicable self-regulatory organizations, no material filings, reports or notices are required to be made by Parent with, nor are any material consents, registrations, approvals, permits or authorizations required to be obtained by Parent from, any Governmental Entity, for the valid execution and delivery of this Agreement by Parent and the consummation by Parent of the Merger and the other transactions contemplated hereby.

             (ii) The execution, delivery and performance of this Agreement by Parent do not, and the consummation by Parent of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Certificate of Incorporation or bylaws of Parent, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent (with or without notice, lapse of time or both) pursuant to, any Material Contract binding upon Parent (provided, as to consummation, the filings, reports and notices are made, and approvals are obtained, as referred to in Section 3.2(e)(i)) or any Applicable Law or governmental or non-governmental permit, registration, authorization or license to which Parent is subject, or (C) any change in the rights or obligations of any party under any Material Contract, except, in the case of clause (B) or (C) above, for breach, violation, default, acceleration, creation or change that is not, individually or in the aggregate, reasonably likely to have a material adverse effect on Parent .

         (d) PROXY STATEMENT. None of the information supplied or to be supplied by Parent in writing for inclusion in the Proxy Statement, Schedule 13E-3 or other filings with the SEC required to effectuate the transactions contemplated by this Agreement will, at the respective times that the Proxy Statement,
Schedule 13E-3 or such other filings are filed with the SEC and are first published or sent or given to holders of Common Shares, and in the case of the Proxy Statement, at the time that it or any amendment or supplement thereto is mailed to the Company's stockholders, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (e) BROKERS AND FINDERS. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated in this Agreement.

         (f) MERGER CONSIDERATION. Parent has received a written commitment from VS Investors LLC to contribute capital to Parent prior to the Effective Time in an aggregate amount sufficient to permit Parent to pay the Merger Consideration and the transaction costs related thereto up to a maximum contribution of $10 million, and Parent has or will have sufficient funds available as of the Effective Time to pay the Merger Consideration.

                                   ARTICLE IV

                                    COVENANTS

         Section 4.1. COMPANY INTERIM OPERATIONS. Unless otherwise directed, requested or approved in writing by Parent and except as otherwise expressly contemplated by this Agreement or as disclosed in Section 4.1 of the Company Disclosure Letter, the Company covenants and agrees that, after the date hereof and prior to the Effective Time:

         (a) it shall use its commercially reasonable efforts to conduct its business in the ordinary and usual course; PROVIDED, HOWEVER, it shall pay or settle (i) on or before the Effective Time all of its "outstanding obligations" as of the date hereof, and (ii) all of its "outstanding obligations" incurred from the date hereof through the Effective Time as they come due in accordance with their terms. For purposes of this Section 4.1(a), "outstanding obligations" shall exclude (1) any indirect expenses and upcharges to Parent under the intercompany agreements for calendar year 2001, (2) any salary payments accrued for calendar year 2001 to the President of the Company, (3) any transaction costs related to the Merger, (4) any moving costs related to the relocation of the Company's operations to New Jersey, and (5) in the event that the Company has not received a net amount of $400,000 as reimbursement in connection with the cancellation of the New York City lease prior to the Effective Time, outstanding obligations as of the Effective Time equal to the difference between the amount of the reimbursement actually received by the Company and $400,000;

         (b) it shall not (i) amend its charter or bylaws; (ii) split, combine or reclassify its outstanding shares of stock; (iii) authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock; or (iv) repurchase, redeem or otherwise acquire shares of its capital stock, except in connection with cashless exercise of Company Options;

         (c) it shall not (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights or agreements of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other material property or assets (other than Common Shares issuable pursuant to options outstanding on the date hereof under the Stock Plans and as contemplated by Section 4.7); or (ii) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any material property or assets or incur or modify any material indebtedness or other liability; or (iii) incur any long-term indebtedness; or
(iv) make any acquisition of, or investment in, assets or stock of any other Person or entity;

         (d) it shall not establish, adopt or enter into, Compensation and Benefit Plans except as may be required by law, or contractual obligations in effect as of the date of this Agreement, or as contemplated by this Agreement;

         (e) it shall not terminate or make any new, or accelerate the vesting or payment of any existing, grants or awards under, or amend or otherwise modify, any Compensation and Benefit Plans except in the ordinary course of business to persons other than officers and directors of the Company consistent with past practice or as may be required by law, or contractual obligations in effect as of the date of this Agreement, or as contemplated by this Agreement;

         (f) it shall not increase the salary, wage, bonus or other compensation of any employees other than normal base wage and base salary increases (but not as to officers and directors of the Company) in the ordinary and usual course of business or increases in connection with promotions in the normal course of business and it shall not enter into any new severance arrangements with its employees;

         (g) it shall not (i) settle or compromise any material claims or litigation; (ii) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations in the ordinary and usual course of business; or (iii) make or change a Tax or accounting principle, practice or method unless required by GAAP or other Applicable Law, make or revoke any Tax election unless required by Applicable Law, or resolve any Tax audit or other similar proceeding;

         (h) it shall not permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business;

         (i) it shall not enter into any agreement containing any provision or covenant limiting in any material respect the ability of the Company or affiliate to (i) sell any products or services of or to any other person, (ii) engage in any line of business, or (iii) compete with any person; and

         (j) it shall not authorize or enter into an agreement to do any of the foregoing.

         Section 4.2. PARENT INTERIM OPERATIONS. Parent covenants and agrees that, after the date hereof and prior to the Effective Time (unless the Company shall otherwise approve in writing), it shall not take any action that would cause any representation or warranty of Parent herein to become untrue in any material respect, and it shall not authorize or enter into an agreement that would reasonably be expected to have such an effect.

         Section 4.3. ACQUISITION PROPOSALS.

         (a) The Company will not, and shall direct its directors, officers, employees, agents and representatives (including any advisor, investment banker, attorney or accountant retained by it) ("REPRESENTATIVES") not to, directly or indirectly, initiate, solicit, encourage (including by way of furnishing non-public information or assistance) or take any other action intended to facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal (as defined below), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, whether made before or after the date of this Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; PROVIDED, HOWEVER, that the Company may, and may authorize and permit its employees, agents and Representatives to, furnish or cause to be furnished confidential information and may participate in such negotiations and discussions or take any other action otherwise prohibited by this Section 4.3(a) with any Person (unless such other action is subject to the restrictions of Section 4.3(b), in which case such other action shall only be permitted in accordance with such restrictions) that, after the date hereof, makes an unsolicited written Acquisition Proposal if and only to the extent that (A) the Company Board determines in good faith (after having consulted with outside legal counsel and the Special Committee) that such action is necessary in order for its directors to comply with their fiduciary duties under Applicable Law; (B) prior to taking such action, the Company (x) provides notice to Parent to the effect that it intends to take such action and (y) receives from such Person an executed confidentiality agreement containing terms reasonably acceptable to the Special Committee and (C) such action is taken prior to receipt of the Company Requisite Vote. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement related to an Acquisition Proposal to which it is a party. Notwithstanding the foregoing, nothing contained herein shall prevent the Company from complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

         "ACQUISITION PROPOSAL" means any bona fide inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or other similar transaction involving the Company; (ii) any sale, lease exchange, mortgage, pledge, transfer or other disposition of the stock or all or substantially all of the assets of the Company; (iii) any tender offer (including a self tender offer) or exchange offer that, if consummated, would result in any Person or group beneficially owning more than 20% of the outstanding Common Shares or the filing of a registration statement under the Securities Act of 1933 in connection with any such proposed exchange offer; (iv) any acquisition of 20% or more of the outstanding Common Shares; or (v) any public announcement by the Company or any third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         (b) Except as expressly permitted by this Section 4.3(b), the Company Board shall not approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Acquisition Proposal. The Company may, however, terminate this Agreement pursuant to Section 6.2(g) if
(i) the Company Board has received a Superior Acquisition Proposal (as defined herein), (ii) in light of such Superior Acquisition Proposal the Company Board has determined in good faith (after having consulted with outside legal counsel and the Special Committee) that it is necessary for the Company Board to terminate this Agreement in order to comply with its fiduciary obligations under Applicable Law, (iii) the Company is in compliance with Sections 4.3(a) and 4.3(b), and (iv) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Acquisition Proposal. "SUPERIOR ACQUISITION PROPOSAL" means any bona fide unsolicited written Acquisition Proposal to acquire all or substantially all of the Common Shares or assets of the Company which the Company Board determines in its good faith judgment (after consultation with the Company's independent financial advisor and the Special Committee) to be on terms superior from a financial point of view to the holders of Common Shares than the transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal and this Agreement.

         Section 4.4. FILINGS; OTHER ACTIONS; NOTIFICATION.

         (a) The Company and Parent shall cooperate with each other and use all reasonable best efforts to, take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and Applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports, applications and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, including (i) contesting any legal proceeding challenging the Merger; and (ii) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to Applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other with respect to all the information relating to Parent or the Company, as the case may be, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

         (b) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent or the Company to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

         (c) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.

         Section 4.5. ACCESS. Upon reasonable notice, and except as may otherwise be required by Applicable Law, the Company shall afford Parent's officers, directors or Representatives access, during normal business hours throughout the period prior to the Effective Time, to the Company's personnel, properties, books, contracts and records (including any Tax Returns and work papers of independent auditors) and, during such period, shall furnish promptly to the other all information concerning the Company's business, properties, personnel, and such other information as may reasonably be requested. No investigation pursuant to this Section 4.5 shall affect or be deemed to modify any representation or warranty made by the Company; PROVIDED, HOWEVER, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used all reasonable efforts to obtain the consent of such third party to such inspection or disclosure.

         Section 4.6. PUBLICITY; COMMUNICATIONS. Between the date of this Agreement and the Effective Time, except to the extent required by Applicable Laws, (a) neither Parent nor the Company shall issue any press release or public announcement of any kind concerning the Merger or the other transactions contemplated by this Agreement without the prior written consent of the other; and, in the event any such public announcement, release or disclosure is required by Applicable Laws, the parties will consult prior to the making thereof and use their best efforts to agree upon a mutually satisfactory text;
(b) Parent shall not, and shall not permit its Representatives to, communicate with customers, suppliers or employees of the Company or any other Person with whom the Company maintains a similar business or commercial relationship, with respect to the Merger or the other transactions contemplated by this Agreement or with respect to the business or operations of the Company, without the prior written consent of the Company; and (c) Parent shall not communicate with any government official with respect to the Company or the Merger or the other transactions contemplated hereby without the prior written consent of the Company.

         Section 4.7. BENEFITS.

         (a) OPTIONS. Prior to the consummation of the Merger, the Company Board (or, if appropriate, any committee thereof) shall use its reasonable best efforts (including by adopting appropriate resolutions and seeking all consents from optionees) so that immediately prior to the Effective Time, except as may be otherwise agreed by Parent and the holder of any Company Options, the vesting of all Company Options shall be accelerated and all Company Options which are not exercised and are outstanding as of the Effective Time shall be canceled. The Company Board shall use its reasonable best efforts to terminate the Option Plans, the Stand-Alone Options and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company in each case effective immediately prior to the Effective Time.

         (b) EMPLOYEE BENEFITS. For all purposes under the employee benefit plans of Parent and its affiliates providing benefits after the Effective Time, each of the individuals who are, as of the Effective Time, employees of the Company (the "COMPANY EMPLOYEES") shall be credited with his or her years of service with the Company before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Compensation and Benefit Plans, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by Parent and its affiliates for the benefit of Company Employees (such plans, collectively, the "NEW PLANS") to the extent coverage under such New Plan replaces coverage under a comparable Compensation and Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the "OLD PLANS"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

         Section 4.8. EXPENSES. Parent shall pay all costs and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article II. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense. In furtherance of the foregoing, if the Merger is consummated, the Surviving Corporation shall pay all such costs and expenses incurred by the Company.

         Section 4.9. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

         (a) From and after the Effective Time, Parent agrees that it will, and will cause the Surviving Corporation to indemnify and hold harmless each present and former director (including each member of the Special Committee) and officer of the Company (when acting in such capacity or in any other capacity at the request of or in the course of the performance of his or her duties to the Company, including, without limitation, as a fiduciary of any employee benefit plan in which any employee of the Company participates) determined as of the Effective Time (the "INDEMNIFIED PARTIES") against any and all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its charter or bylaws in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law). In addition, the Surviving Corporation shall, as of the Effective Time, assume all of the Company's obligations under the indemnification agreements executed by the Company and each of the members of the Special Committee and agree to be bound by the terms of such agreements.

         (b) The Surviving Corporation shall maintain a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time with coverage in amount and scope at least as favorable as the Company's existing directors' and officers' liability insurance coverage ("D&O INSURANCE") for a period of at least six years after the Effective Time so long as the annual premium therefor is not in excess of 300% of the last annual premium paid prior to the date hereof (the "CURRENT PREMIUM"); PROVIDED, HOWEVER, if the existing D&O Insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will use all reasonable efforts to obtain D&O Insurance with coverage in amount and scope at least as favorable as the Company's existing directors' and officers' liability insurance coverage for the remainder of such period for a premium not in excess (on an annualized basis) of 300% of the Current Premium or, if the cost of such coverage exceeds 300% of the Current Premium, the maximum amount of coverage that can purchased for 300% of the Current Premium.

         (c) The provisions of this Section 4.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

         Section 4.10. TAKEOVER STATUTE. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

         Section 4.11. EXEMPTION FROM LIABILITY UNDER SECTION 16(B). Parent and the Company shall take all such steps as may be required or reasonably requested to cause the transactions contemplated by this Agreement and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act and the rules and regulations promulgated thereunder, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP, or as may otherwise be reasonably requested by the Company.

         Section 4.12. TRANSFER TAXES. All stock transfer, real estate transfer, documentary, stamp, recording, sales, use and other similar Taxes (including interest, penalties and additions to any such Taxes) ("TRANSFER TAXES") incurred in connection with the transactions contemplated hereby shall be paid by either Parent or the Surviving Corporation, and the Company shall cooperate with Parent in preparing, executing and filing any Tax Returns with respect to, or qualifying for any exemptions from, such Transfer Taxes.

                                   ARTICLE V

                                   CONDITIONS

         Section 5.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

         (a) STOCKHOLDER APPROVAL. If required by Applicable Law, this Agreement shall have been adopted and the Merger shall have been duly approved by the holders of Common Shares constituting the Company Requisite Vote.

         (b) INJUNCTION OR RESTRAINT. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an "ORDER").

         Section 5.2. FRUSTRATION OF CLOSING CONDITIONS. Neither Parent nor the Company may rely on the failure of any condition set forth in Section 5.1 to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the transactions contemplated hereby.

         Section 5.3. CONDITIONS TO PARENT'S PERFORMANCE. The obligations of Parent to effectuate the Merger hereunder are subject to the satisfaction of the following conditions precedent.

         (a) TERMINATION MATERIAL ADVERSE EFFECT. There shall not have occurred any changes, events, effects, occurrences, states of fact or developments that, individually or in the aggregate, constituted, or that would reasonably be expected to constitute, a Company Material Adverse Effect, except for continuing losses from operations of the

Company, loss of employees or customers, any change affecting the Company's industry in general or a general downturn of the U.S. economy (a "TERMINATION MATERIAL ADVERSE EFFECT").

         (b) CONSENTS AND APPROVALS. Parent shall have received all necessary approvals, consents and waivers, satisfactory to Parent in its sole discretion, required under its material contracts (including, without limitation, its Credit Agreement dated May 15, 1997 and Note and Warrant Purchase Agreement dated May 15, 1997) to permit the Merger and the transactions contemplated hereby.

                                   ARTICLE VI

                                   TERMINATION

         Section 6.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 5.1(a), by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

         Section 6.2. TERMINATION BY EITHER PARENT OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned:

         (a) by action of the Board of Directors of either Parent or the Company if the Merger has not occurred on or prior to April 12, 2001 (the "TERMINATION DATE"); PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have contributed to the occurrence of the failure of the Merger to be consummated prior to the Termination Date;

         (b) by action of the Board of Directors of either Parent or the Company if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable;

         (c) by action of the Board of Directors of Parent if the Company Board shall have withdrawn, changed or modified (including by amendment of its Schedule 14A), in any such case in a manner adverse to Parent, its approval or recommendation contemplated by Section 4.3(a); PROVIDED, HOWEVER, that any public statement by the Company that (A) it has received an Acquisition Proposal or otherwise taken any action permitted by Section 4.3(a) or (B) otherwise describing the operation of the provisions of this Agreement relating to an Acquisition Proposal, termination, the Company Board's approval or recommendation of this Agreement or the transactions contemplated hereby, shall not, in and of themselves, be deemed to be a public proposal to withdraw, change or modify the Company Board's approval or recommendation for the purposes of this clause (c);

         (d) by action of the Board of Directors of Parent, in the event of either:

             (i) a breach by the Company of any representation or warranty made herein by the Company as of the date hereof (determined without giving effect to any qualifications as to "Company Material Adverse Effect" contained in such representation or warranty) which breach, individually or together with all other breaches of representations and warranties made by the Company as of the date hereof, involves a liability or liabilities, or results in or could reasonably be expected to result in losses, damages, liabilities or diminution in value of the Company, in excess of $350,000.

             (ii) a breach by the Company of any representation or warranty made herein by the Company as of the Effective Time (determined without giving effect to any qualifications as to "Company Material Adverse Effect," "material adverse effect," "material" or similar qualifications contained in such representation or warranty), which breach would, individually or together with all other breaches of representations and warranties made by the Company as of the Effective Date, be reasonably likely to have a Termination Material Adverse Effect;

             (iii) a breach by the Company of any of its covenants or agreements contained in Sections 4.1 through 4.5 or Sections 4.7 through 4.12, which breach cannot be or has not been cured within 20 days after the giving of written notice to the Company; or

             (iv) a material breach by the Company of any of its covenants or agreements contained herein (other than Sections 4.1 through 4.5 and Sections
4.7 through 4.12), which breach cannot be or has not been cured within 20 days after the giving of written notice to the Company;

         (e) by action of the Board of Directors of Parent, if the number of Dissenting Shares equals or exceeds five percent (5%) of the issued and outstanding stock of the Company;

         (f) by action of the Company Board, in the event of either (x) a breach by Parent of any representation or warranty made herein by Parent (determined without giving effect to any qualifications as to "material adverse effect," "material" or similar qualifications contained in such representation or warranty) which breach would, individually or in the aggregate, be reasonably likely to have a material adverse effect on Parent; or (y) a breach by Parent of any of its covenants or agreements contained herein, which breach cannot be or has not been cured within 20 days after the giving of written notice to Parent; or

         (g) by action of the Company Board, in accordance with all the requirements of Section 4.3(b).

         Section 6.3. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VI, this Agreement (other than as set forth in Section 7.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); PROVIDED, HOWEVER, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

         Section 6.4. TERMINATION DECISIONS BY THE COMPANY. Any determination or action by the Company Board to terminate this Agreement pursuant to this Article VI shall be made only upon the recommendation of the Special Committee.

                                  ARTICLE VII

                                  MISCELLANEOUS

         Section 7.1. SURVIVAL. This Article VII and the agreements of the Company and Parent contained in Section 4.9 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article VII, the agreements of the Company and Parent contained in Section 4.8 (Expenses) and Section 6.3 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

         Section 7.2. MODIFICATION OR AMENDMENT. Subject to the provisions of Applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; PROVIDED, HOWEVER, that any modification or amendment hereto shall have been approved by the Special Committee.

         Section 7.3. WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by Applicable Law; PROVIDED, HOWEVER, that any waiver by the Company shall have been approved by the Special Committee.

         Section 7.4. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         Section 7.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

         (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section
7.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

         (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5.

         Section 7.6. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

                           if to Parent:

                           Vitamin Shoppe Industries Inc.
                           4700 Westside Avenue
                           North Bergen, New Jersey  07047

                           with a copy to:

                           Paul, Hastings, Janofsky & Walker LLP
                           399 Park Avenue
                           New York, New York  10022
                           Attention:  Thomas L. Fairfield, Esq.
                           Facsimile: (212) 319-4090

                           and a copy to:

                           FdG Associates
                           299 Park Avenue, 16th Floor
                           New York, New York  10171
                           Attention:  Howard Romanow
                           Facsimile: (212) 940-6803
                           if to the Company:

                           VitaminShoppe.com, Inc.
                           444 Madison Avenue, Suite 802
                           New York, New York  10022

                           with a copy to:

                           Kaye, Scholer, Fierman, Hays & Handler, LLP
                           425 Park Avenue
                           New York, New York  10022
                           Attention:  Nancy E. Fuchs, Esq.
                           Facsimile: (212) 836-7246

                           and a copy to:

                           VitaminShoppe.com, Inc.
                           Special Committee
                           c/o Whitney & Co.
                           177 Broad Street, 15th Floor
                           Stamford, CT  06901
                           Attention:  Paul R. Vigano
                           Facsimile:  (203) 973-1422

                           and a copy to:

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, New York  10019-6064
                           Attention:  Judith R. Thoyer, Esq.
                           Facsimile:  (212) 757-3990

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

         Section 7.7. ENTIRE AGREEMENT; NO OTHER REPRESENTATIONS. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

         Section 7.8. NO THIRD PARTY BENEFICIARIES. Except as provided in
Section 4.9 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

         Section 7.9. INTERPRETATION. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this

Agreement is made to a Section, Article or Exhibit, such reference shall be to a Section or Article of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         Section 7.10. ASSIGNMENT. This Agreement shall not be assignable by operation of law or otherwise; PROVIDED, HOWEVER, that Parent may assign this Agreement to any wholly owned, direct or indirect subsidiary of Parent which agrees in writing to be bound by all of the terms and conditions hereof and to assume all of Parent's obligations hereunder; PROVIDED, FURTHER, that no such permitted assignment shall relieve the assigning party of its obligations hereunder, and PROVIDED, FURTHER, that no assignment shall be permissible if it would adversely affect or cause any delay in the consummation of the transactions contemplated hereby.


                            (SIGNATURE PAGE FOLLOWS)

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                         VITAMINSHOPPE.COM, INC.



                                         By: /s/ Ann M. Sardini
                                             -----------------------------------
                                             Name: Ann M. Sardini
                                             Title: Chief Financial Officer,
                                                    Secretary & Treasurer



                                         VITAMIN SHOPPE INDUSTRIES INC.



                                         By:  /s/ Jeffrey J. Horowitz
                                             -----------------------------------
                                             Name: Jeffrey J. Horowitz
                                             Title: Chairman











                [Signature Page for Agreement and Plan of Merger]